Exhibit 5.1

DLA Piper US LLP 2415 East Camelback Road, Suite 700 Phoenix, Arizona 85016-4245 www.dlapiper.com
December 17, 2009
JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260
Ladies and Gentlemen:
We have acted as counsel to JDA Software Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-163215 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 8,093,571 shares of Company common stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) under the Act in connection with the offering described in the Registration Statement, the “Shares”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of November 4, 2009, by and among the Company, Alpha Acquisition Corp. (“Alpha”) and i2 Technologies, Inc. (“i2”), whereby Alpha will merge with and into i2, with i2 thereupon becoming a wholly-owned subsidiary of the Company (the “Merger”).
In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, the Merger Agreement, a form of the Company’s share certificate, the Company’s charter and bylaws, as amended to date, and records of its corporate proceedings in connection with the issuance of the Shares. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (1) the certificate of merger relating to the Merger has been duly filed with the Secretary of State of the State of Delaware and (2) the Shares have been duly issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ DLA Piper US LLP
DLA Piper US LLP